Exhibit 99.1

May 10, 2005

Ballistic Recovery Systems, Inc. (OTC Bulletin Board: BRSI - News; http://BRSparachutes.com ), a manufacturer of parachute recovery systems for general aviation and recreational aircraft, announced today that Larry E. Williams has been promoted to Chief Executive Officer, effective immediately.

Williams joined BRS in Dec. 2004, when he was hired as the aviation safety company’s new President and Chief Operating Officer. Williams will also retain those executive titles and responsibilities. Before joining BRS, Williams, 47, was Vice President of Business Development for AmSafe Aviation in Phoenix, Arizona, for the last four years. AmSafe is the world’s largest manufacturer of aviation restraints. Previously, he was Group President at Rural/Metro Corporation from 1995 to 2000, where his accomplishments included increasing total sales, as well as maintaining top market share in airport fire protection services.

Robert L. Nelson, the chair of the BRS’s Board of Directors, said the Board is pleased to elevate Williams to the additional position of Chief Executive Officer. “Larry has proven his skill of leadership and his dedication to BRS’ primary mission of saving lives within aviation industry,” he said. “As Chairman of the Board, I look forward to a long and fruitful relationship with Larry and his team. Larry’s industry relationships and his understanding of the overall aviation market will help us move the company into new and more profitable endeavors.”

After working in aviation safety for over two decades, Williams said it is truly exciting to have this opportunity.

“BRS is a company with a long-standing reputation as a trusted partner in aviation. While this industry has seen many changes in the past and undoubtedly faces many more in the years ahead, BRS has proven its added value to the flying public for over twenty five years and is responsible for saving 177 lives. BRS is well positioned to foster its pivotal role in the world of aviation safety,” said Williams.

“BRS has opened up new markets, bringing innovative products and services to the industry. However, what hasn’t changed is the need for aviation safety products like BRS provides,” said the new CEO. “I see great opportunities for BRS, a company that has both the right position and the people, to extend its role into these new directions. It goes without saying that I look forward to working together with customers and the employees of BRS to help explore these shared interests.”

BRS is a South St. Paul, Minn., based company that designs, manufactures and distributes whole aircraft emergency parachute systems for use on general aviation and recreational aircraft.

Since the early 1980’s, BRS has delivered over 19,000 parachute systems to aircraft owners around the world including over 1500 systems on the certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota.

Actual documented uses of these systems are credited with saving the lives of 177 people. In April 2005, BRS was named recipient of Aviation Week & Technology magazines Laureate Award as the top Aviation and General Aviation Company in 2004.